Exhibit 99.2

Thunder Bridge Capital Partners V, Ltd. Announces Closing

of $300.15 Million Initial Public Offering, Including Full Exercise of Over-Allotment Option

Great Falls, VA, August 14, 2026 – Thunder Bridge Capital Partners V, Ltd. (the “Company”) announced today that it closed its initial public offering of 30,015,000 units at $10.00 per unit, including 3,915,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “TBCVU” on August 13, 2026. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TBCV” and “TBCVW” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $300,150,000 was placed into the Company’s trust account. An audited balance sheet of the Company as of August 14, 2026, reflecting receipt of the proceeds from the consummation of the initial public offering and such private placement, will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on high potential businesses based in the United States.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com, or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on August 12, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gary A. Simanson

gsimanson@thunderbridge.us